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                                                                 EXHIBIT (c)(16)


                         COMPUTER SCIENCES CORPORATION
                   1990 NONEMPLOYEE DIRECTOR RETIREMENT PLAN

                          AS AMENDED FEBRUARY 2, 1998

SECTION 1: PURPOSE OF PLAN

           The purpose of this 1990 Nonemployee Director Retirement Plan ("Plan") of Computer Sciences Corporation, a Nevada corporation (the "Company"), is to enable the Company to attract and retain nonemployee directors of the highest quality by furnishing certain retirement benefits to such persons.

SECTION 2: PARTICIPATION

           Each person who satisfies all of the following conditions (a "Participant") shall participate in this Plan:

               (a) such person has served as a director of the Company after the effective date of this Plan and prior to December 6, 1996;

               (b) such person has served as a director of the Company for at least five years;

               (c) such person is not, and has never been, an employee of the Company; and

               (d) such person has attained age 70 prior to December 6, 1996.

SECTION 3: BENEFITS

           (a) Each month during a Participant's Benefit Period (as hereinafter defined), the Company shall pay to such Participant an amount equal to one-twelfth of his or her Annual Retirement Benefit (as hereinafter defined).

           (b) The "Annual Retirement Benefit," with respect to any
Participant, shall mean the sum of: (i) an amount equal to the annualized base retainer for service as a director of the Company, excluding any retainer for service as a member of a committee of the Board of Directors, in effect as of the last date upon which such Participant served as a director of the Company; plus (ii) an amount equal to the fee for attending a regularly scheduled meeting of the full Board of Directors in effect as of such date, multiplied by the number of regularly scheduled meetings of the full Board of Directors held during the calendar year ending on such date.
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          (c) The "Benefit Period," with respect to any Participant, shall mean that period of time commencing on the later of (i) the date upon which such Participant shall cease to be a director of the Company for any reason whatsoever, or (ii) the date upon which such Participant shall attain age 65, and continuing for that number of years equal to the number of complete years such Participant served as a director of the Company; provided, however, that if such Participant shall have served as a director of the Company for at least 10 years, then the Benefit Period shall continue for 10 years or until such later date upon which such Participant shall die.

          (d) In the event that a Participant shall die while a director of the Company or prior to the expiration of his or her Benefit Period, the balance of the benefits payable to such Participant pursuant to this Section 3 shall instead be payable to the person or entity designated in writing by such Participant for such purpose (the "Designated Beneficiary").

          (e) Notwithstanding the foregoing, the benefits otherwise payable with respect to a Participant pursuant to this Section 3 shall be denied or discontinued if a majority of the disinterested directors of the Company shall determine that:

               (i) such Participant has willfully failed to perform his or her duties as a director of the Company (other than any such failure resulting from such Participant's incapacity due to physical or mental illness);

               (ii) such Participant has failed to make himself or herself available to the Board of Directors, and to provide such advice and counsel as may be reasonably requested by the Board of Directors, after such Participant has ceased to be a director of the Company; or

               (iii) such Participant or, after the death of such Participant, the Designated Beneficiary of such Participant, has willfully engaged in conduct that is in competition with the business of the Company or is materially injurious to the Company, monetarily or otherwise.

     For purposes of this Section 3(e), an act or failure to act shall be considered willful if not in good faith and with the reasonable belief that such act or failure to act was in the best interests of the Company.

SECTION 4: SOURCE OF PAYMENTS

          (a) Subject to Section 4(b):

               (i) all benefits payable under this Plan shall be paid in cash from the general funds of the Company, and no trust account, escrow,



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     fiduciary relationship or other security arrangement shall be established to assure payment;

          (ii) no Participants shall have any right, title or interest in or to any investment that the Company may make in anticipation of the potential payment obligations hereunder;

          (iii) nothing contained in this Plan and no action taken pursuant hereto shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant or any other person or entity; and

          (iv) to the extent that any person or entity acquires a right to receive benefits from the Company under this Plan, such right shall be no greater than, nor different from, the right of any unsecured general creditor of the Company.

     (b) Not later than the occurrence of a Change in Control (as defined in the Company's Supplemental Executive Retirement Plan), the Company shall cause to be transferred to a grantor trust described in Section 671 of the Internal Revenue Code, assets equal in value to all accrued obligations under this Plan as of one day following a Change in Control, in respect of both active and retired Participants as of that date. Such trust by its terms shall, among other things, be irrevocable. The value of liabilities and assets transferred to the trust shall be determined by one or more nationally recognized firms qualified to provide actuarial services as described in Section 4 of the Company's Severance Plan for Senior Management and Key Employees. The establishment and funding of such trust shall not affect the obligation of the Company to provide benefit payments under the terms of this Plan to the extent such benefits are not paid from the trust.

SECTION 5: ADMINISTRATION OF PLAN

     This Plan shall be administered by the Chief Executive Officer of the Company, or such other officer of the Company as shall be designated by the Board of Directors (the "Administrator"). Subject to the provisions of this Plan, the Administrator shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation, the following:

     (a)  adopt, amend and rescind rules and regulations relating to this Plan;

     (b)  determine which directors of the Company meet the requirements of
Section 2 hereof for participation in this Plan; and


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     (c)  interpret and construe the terms and provisions of this Plan.

     All such rules, regulations, determinations, interpretations and other actions of the Administrator shall be final and binding upon all persons and entities interested in this Plan.

SECTION 6: EFFECTIVE DATE AND DURATION OF PLAN

     This Plan is effective as of December 10, 1990, the date upon which it was adopted by the Board of Directors. This plan shall continue in effect until terminated by the Board of Directors pursuant to Section 7 hereof;

SECTION 7: AMENDMENT AND TERMINATION OF PLAN

     The Board of Directors may amend or terminate this Plan at any time and in any manner; provided however, that no such amendment or termination shall reduce retroactively the benefits to which any Participant would have been entitled under this Plan in the event that he or she had ceased to be a director of the Company on the day immediately preceding the date of such amendment or termination. Notwithstanding the foregoing, Section 4 shall not be amended in any respect on or after a Change in Control (as defined in the Company's Supplemental Executive Retirement Plan).

SECTION 8: NOTICES

     Any notice, request, demand and other communication hereunder shall be in writing and shall be delivered by hand or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to the Company:            Computer Sciences Corporation
                              2100 East Grand Avenue
                              El Segundo, California 90245
                                   Attention: Chief Executive Officer

If to a Participant or        To the most recent address of such
Designated Beneficiary:       person or entity as shown in the
                              Company's records

     Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

SECTION 9: GOVERNING LAW

     This Plan shall be governed by and construed in accordance with the laws of the State of Nevada.


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